Exhibit 99.(n)(6)

SCHEDULE A

Amended Schedule A dated May 17, 2013 to the

Amended Rule 18f-3 Multiple Class Plan dated as of November 19, 2000, as revised

Turner Funds

Turner Large Growth Fund

Turner Emerging Growth Fund

Turner Midcap Growth Fund

Turner Small Cap Growth Fund

Turner All Cap Growth Fund

Turner Spectrum Fund

Turner Global Opportunities Fund

Turner Titan Fund

Turner Market Neutral Fund

Turner Medical Sciences Long/Short Fund

Turner Emerging Markets Fund